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EXHIBIT 2.2

                                                                  EXECUTION COPY

                      DATED THIS 15th DAY OF FEBRUARY 2006

                                     BETWEEN

                                M2B WORLD PTE LTD

                                 (as the Vendor)


                                       AND

                       AUSTON INTERNATIONAL GROUP LIMITED
                               (as the Purchaser)

                             SUPPLEMENTAL AGREEMENT

            to the Sale and Purchase Agreement dated 20 December 2005
                relating to 81 per cent. of the issued capital of
                             M2B Game World Pte Ltd


                            Stamford Law Corporation
                                 9 Raffles Place
                              #32-00 Republic Plaza
                                Singapore 048619
                              Tel : (65) 6389 3000
                              Fax : (65) 6389 3099
                             www.stamfordlaw.com.sg




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                                    CONTENTS

1    INTERPRETATION............................................................2

2    AMENDMENTS TO THE SALE AND PURCHASE AGREEMENT.............................3

3    FURTHER ASSURANCE.........................................................6

4    SEVERANCE.................................................................6

5    CONFIRMATION AND INCORPORATION............................................6

6    COUNTERPARTS .............................................................6

7    GOVERNING LAW.............................................................7



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                             SUPPLEMENTAL AGREEMENT

THIS SUPPLEMENTAL AGREEMENT is dated the _____ day of February 2006

BETWEEN

(1) M2B WORLD PTE LTD (Company Registration No. 20003654C), a company incorporated in Singapore and having its registered office at 112 Middle Road #08-01, Midland House, Singapore 188970 (the "Vendor"); and

(2) AUSTON INTERNATIONAL GROUP LIMITED (Company Registration No. 199801660M), a company incorporated in Singapore and having its registered office at 45 Middle Road #05-00 Auston Unicentre, Singapore 188954 (the "Purchaser" or "AIG").

(collectively, the "Parties", and individually, a "Party")

WHEREAS:

(A) The Parties have entered into a Sale and Purchase Agreement dated 20 December 2005 (the "Sale and Purchase Agreement") under which the Vendor sold to the Purchaser 8,100,000 shares of S$0.10 each in the capital of MZB Game World Pte Ltd (the "Company' ) representing 81 per cent. of the existing issued share capital of the Company.

(B) In the spirit of goodwill and cooperation, the parties have agreed to vary the terms of the Sale and Purchase Agreement as set out in this Supplemental Agreement.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1      INTERPRETATION

1.1 Save as expressly provided in this Supplemental Agreement, all terms and references used in this Supplemental Agreement which are defined in the Sale and Purchase Agreement but are not defined in this Supplemental Agreement shall have the same meaning and construction ascribed to them in the Sale and Purchase Agreement.

1.2 Unless there is something in the subject or context inconsistent with that construction or unless it is otherwise expressly provided:

       (a) a reference to a statutory provision includes a reference to any modification, consolidation or re-enactment of it for the time being in force, and all statutory instruments or orders made pursuant to it;

       (b) words denoting one gender include all other genders; words denoting the singular include the plural, and vice versa; words denoting persons include firms and corporations, and vice versa, and also include their respective heirs, personal representatives, successors-in-title or permitted assigns (as the case may be);




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       (c)    a reference to a Clause, Schedule or Appendix is a reference to the relevant clause of or schedule or appendix to this Supplemental Agreement (as the case may be); a reference to a paragraph or sub-clause is a reference to the relevant paragraph or sub-clause (as the case may be) of the relevant sub-clause, clause or schedule in which the reference appears; a reference to this Supplemental Agreement, or any of its provisions, includes all amendments and modifications made to this Supplemental Agreement from time to time in force;

1.3 The Schedules and the Appendices shall have effect and be construed as an integral part of this Supplemental Agreement.

1.4 The headings in this Supplemental Agreement are inserted for convenience of reference and shall be ignored in the interpretation and construction of this Supplemental Agreement.

2      AMENDMENTS TO THE SALE AND PURCHASE AGREEMENT

2.1    The Sale and Purchase Agreement shall be amended as follows:

       (a) By inserting the following new definition of "MOL Country Partner Program" between the definitions of "Market Day(s)" and "Purchaser's Due Diligence Exercise" in Clause 1.1 of the Sale and Purchase Agreement: "MOL Country Partner Program" means the programme to develop a business for on-line services and micro-payment systems, more particularly described in the country partner agreement dated 15 June 2004 entered into between MOL AccessPortal Berhad and the Vendor;";

       (b) By inserting the following new definition of "Territory" between the definitions of "Singapore Dollar" or "S$" and "US$" in Clause
              1.1 of the Sale and Purchase Agreement:

              "Territory" means any of the following geographic areas:
              Singapore, Thailand, Indonesia, Australia, New Zealand and a province within the People' s Republic of China (to be determined by the Company in due course);";

       (c) By deleting Clause 6.2 of the Sale and Purchase Agreement in its entirety and replacing it with the following:

              "6.2 The Vendor undertakes with the Purchaser that except with the consent in writing of the Purchaser or as otherwise expressly provided for in this Agreement that the Vendor shall not, and shall procure that none of its subsidiaries shall not, whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person whether as principal, shareholder, agent, consultant or otherwise:

                     6.2.1 for a period of three years from the date of this Agreement, carry on or be engaged, concerned or interested in any business of facilitating the distribution of and payment for massively multiplayer online games which is in competition with any Group Company in the Territory;

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                     6.2.2  for a period of three years after the date of this
                            Agreement, induce any directors or employees of any Group Company to terminate such person's directorship or to leave the employment of the Group Company or employ such director or employee.

                     The Parties agree that all obligations or restrictions in this Clause 6.2 are necessary and fundamental to the protection of the Purchaser and each Group Company, and are reasonable and valid and in the event of any breach or threatened breach by the Vendor of any covenant or other provision contained in the Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or a Mandatory Order to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach."

       (d) By inserting a new Clause 6.3A between Clauses 6.3 and 6.4 of the Sale and Purchase Agreement:

              "6.3A The Vendor further undertakes to and agrees with the Purchaser that it will make available, as soon as practicable, to AIG and its directors, employees, agents and advisors, all such information in its possession or control, and allow AIG and its directors, employees, agents and advisors, reasonable access to the Vendor's directors, employees and agents, as AIG and/or its advisors may reasonably require for the purpose of preparing the circular to be issued to the shareholders of AIG in relation to:

                     (a)    the acquisition of the Sale Shares; and

                     (b) a general mandate for transactions ("IPT Mandate") between the Company and the Vendor in accordance with Rule 420(1) of the Listing Manual,

                     and all other documentation to be prepared in connection therewith, including, if necessary the letter of the financial advisor to the independent directors of AIG in relation to the IPT Mandate; and

       (e) By deleting Clause 6.4 of the Sale and Purchase Agreement in its entirety and replacing it with the following:

              "6.4 The Vendor undertakes that it shall, for as long as its shareholding in the Company exceeds 5% of the issued share capital of the Company, not exercise its rights to seek the nomination of any person to the board of directors of the Purchaser (including, without limitation, the right to requisition a general meeting of the Purchaser for the purposes of appointing any person to, or seeking the removal or replacement of any person from, the board of directors of the Purchaser). For the avoidance of doubt, none of the restrictions in this Clause shall affect the Vendor's right to attend any general meeting and vote on any resolution relating to the appointment or removal of a director and none of the restrictions in this Clause shall apply to any successor-in-title to the Consideration Shares, where the Consideration Shares are sold to a party which is not a related corporation or an associate of the Purchaser otherwise than by assignment of this Agreement;";


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       (f)    By deleting Clause 6.5 of the Sale and Purchase Agreement in its
              entirety and replacing it with the following:

              "6.5   The Vendor undertakes to the Purchaser that:

                     6.5.1 it shall maintain its entire interest in the Consideration Shares during the 6 month period following the date of listing and quotation of the Consideration Shares and not sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, whether directly or indirectly, any of the Consideration Shares for the said 6 month period; and

                     6.5.2 it shall retain its interest in at least 50% of the Consideration Shares for the period of 12 months from the date of listing and quotation of the Consideration Shares and not sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, whether directly or indirectly, any such Consideration Shares to be retained pursuant to this Clause 6.5.2 until the expiry of the said 12 month period;";

       (g) By inserting new Clauses 6.5A and 6.5B between Clauses 65 and 6.6 of the Sale and Purchase Agreement:

              "6.5A The Vendor shall on and from the date of this Agreement transfer to the Company its expertise relating to the operation of the business of providing on-line services and micropayment systems in accordance with the MQL Country Partner Program (or such other equivalent system as the Parties may agree) (the "Relevant Expertise'), The Vendor understands and agrees that successful transfer of the Relevant Expertise is instrumental to the Company's ability to carry on business, and thus agrees that it will use its best endeavours to ensure the Relevant Expertise is transferred to the Company as expeditiously as possible;

              6.5B The Parties agree that they shall promptly after Settlement take all appropriate steps to change or procure the change of name of the Company from "M2B Game World Pte Ltd" to such other name which does not contain the word "M2B".";

       (h)    By inserting new sub-Clauses 7.2.3 and 7.2.4 between sub-Clause
              7.2.2 and Clause 7.3 of the Sale and Purchase Agreement:

              "7.2.3 to the best of the Vendor's knowledge after making all reasonable enquiries, the business of the Company as presently carried on does not, and is not likely to infringe any intellectual or industrial property right of any other person (or would not do so if the same were valid) and all rights and licences enjoyed by the Company in respect of its business including without limitation the right to facilitate the distribution of and payment for massively multiplayer online games and other services are in full force and effect; and

              7.2.4 neither the Vendor nor the Company has received any claims from any third parties alleging the operations or business of the Company have infringed the intellectual property rights held or owned by such third parties and to the best knowledge of the Vendor, no claims have been made or threatened against the Company which may materially and adversely affect the Company or its business.

       (i) By deleting Clause 8.1 of the Sale and Purchase Agreement in its entirety and replacing it with the following:

              "8.1 The Vendor represents, warrants and undertakes that the Company will achieve an audited consolidated profit after tax of not less than S$500,000 in favour of the Purchaser in respect of FY2006 (the "Guaranteed Profit")"; and

3      FURTHER ASSURANCE

3.1 The Parties shall execute and do and take such steps as may be in their power and shall procure that all necessary persons, if any, execute and do all such further documents, agreements, deeds, acts and things as may be required so that full effect may be given to the provisions of this Supplemental Agreement.

4      SEVERANCE

4.1 If any provision of this Supplemental Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and no further.

5      CONFIRMATION AND INCORPORATION

5.1 Except to the extent expressly varied or amended by the provisions of this Supplemental Agreement, the terms and conditions of the Sale and Purchase Agreement and all other instruments and agreements executed, delivered and entered into thereunder in connection therewith or pursuant thereto are hereby confirmed and shall retrain in full force and effect.

5.2 The Sale and Purchase Agreement and this Supplemental Agreement shall be construed as one document, and this Supplemental Agreement shall be considered to be part of the Sale and Purchase Agreement, and without prejudice of the generality of the foregoing, where the context so allows, references in this Supplemental Agreement to the Sale and Purchase Agreement however expressed, shall be read and construed as references to the Sale and Purchase Agreement as varied and amended and supplemented by this Supplemental Agreement.

6      COUNTERPARTS

6.1 This Supplemental Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may execute this Supplemental Agreement by signing any such counterpart.


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7      GOVERNING LAW

7.1 This Supplemental Agreement shall be governed by and construed in accordance with the laws of Singapore.

7.2 In relation to any legal action or proceedings ("Proceedings") arising out of or in connection with this Supplemental Agreement, each of the Shareholders hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Singapore and waives any claim that the Proceedings are held in an inconvenient forum.




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IN WITNESS WHEREOF this Supplemental Agreement has been entered into on the date stated at the beginning.


Signed by Colin Binny                   )
M2B WORLD PTE LTD                       )    /s/ Colin Binny
in the presence of:                     )

FRANCIS FOONG                                /s/ Francis Foong

Signed by John Li                       )
AUSTON INTERNATIONAL                    )    /s/ John Li
GROUP LIMITED                           )
in the presence of:                     )

/s/ LP Lee